Exhibit 99.1

FOR IMMEDIATE RELEASE

Synchronoss Technologies Announces Appointment of Glenn Lurie as Chief Executive Officer

Bridgewater, N.J. — November 16, 2017 — Synchronoss Technologies, Inc. (NASDAQ: SNCR) (the “Company” or “Synchronoss”), a global leader and innovator of cloud, messaging and digital transformation products, today announced that Glenn Lurie has been appointed Chief Executive Officer, and a member of its Board of Directors.  Mr. Lurie succeeds Stephen Waldis, who will remain Chairman of the Synchronoss Board of Directors.  Mr. Waldis will work closely with Mr. Lurie and the rest of the management team to ensure an orderly transition of responsibilities.

Mr. Lurie, 52, has nearly 30 years of experience in the telecommunications and wireless industries, and brings a broad range of skills and expertise to Synchronoss as the Company focuses on advancing its position as a leading and trusted technology product provider to telecommunications, media and technology (TMT) companies.  Mr. Lurie has significant leadership and operations experience, most recently serving as President and Chief Executive Officer of AT&T’s Mobility and Consumer Operations until his retirement from the company in September 2017. Prior to his promotion to CEO and President, Mr. Lurie served in a number of senior executive roles at AT&T, and led the team responsible for negotiating AT&T’s exclusive U.S. agreement with Apple Inc. to launch the first iPhone in 2007.

“Glenn is a highly accomplished, transformational and well-respected leader with a proven track record of success and innovation in the telecommunications industry,” said Stephen Waldis, current Synchronoss Chairman and CEO. “Glenn’s knowledge of the wireless and media space, broad industry relationships and operational acumen are second to none, and make him the ideal leader to drive the next chapter of success for Synchronoss.  I have worked closely with AT&T for many years and have seen firsthand the profound impact Glenn can have on all aspects of a company, especially his ability to launch innovative new businesses and products.  Glenn also brings a strong reputation for his people first leadership style and ability to take his teams to the next level of success.  Along with the rest of the Synchronoss Board and management team, I am excited to welcome Glenn and look forward to working alongside him as we execute a more focused business strategy that builds upon our footprint and expertise in Cloud, Messaging and Digital Transformation.”

Mr. Lurie added, “I have long admired Synchronoss and I am honored to join the Company as its next CEO.  As a long-time customer at AT&T, I have seen Synchronoss’ innovative set of technologies and incredible people that have the proven ability and track record for driving revenue and reducing costs for customers around the globe.  I look forward to extending and accelerating this history of success as we focus on our personal cloud, messaging solutions and digital transformation products while growing and scaling the Company’s core platforms to the entire TMT ecosystem. Given the Board’s recent strategic review, the significant investment and vote of confidence from Siris Capital, and the progress the Synchronoss team has made with the transformation taking place in the industry, I believe this is a solid inflection point for the Company, and I am privileged to lead the resurgence. I look forward to working closely with the Synchronoss team to drive innovation and strengthen our position as a global market leader, with the goal of delivering increased value for shareholders.”

About Glenn Lurie

Glenn Lurie recently retired as President and CEO of AT&T Mobility and Consumer Operations. He was responsible for the operations of the mobility business as well as the overall customer experience across all consumer services including entertainment, video, home broadband and wireless — which includes all sales and distribution, service and operations of wireless. Over the past two decades, he helped usher in the modern smartphone era by leading AT&T’s negotiations with Apple to introduce the first iPhone and iPad.

Since then, Lurie led the formation of multiple new industry leading businesses at AT&T including the company’s Internet of Things (IoT) business, which now boasts millions of connections.  He also led the building of AT&T Digital Life, the company’s home automation and security business, and launched Aio Wireless - now Cricket Wireless - the company’s industry leading prepaid flanker brand.

In 2014, Lurie was named as one of 10 “MobileGameChangers” by Russell Reynolds Associates for his mobile-first approach to developing innovative services that enhance the way people live. He was also named to the Global Telecom Business “Power 100” list multiple times and awarded Wireless Week’s Telecom Leadership Award in 2010.

Lurie is active in industry associations and within the community. He most recently served as chairman of the board for the Consumer Technology Industry Association in 2016. He also serves on the Delphi Technology Advisory Council and is a member of the executive advisory board of Curing Kids Cancer and the board of the Atlanta Concorde Fire Soccer Club.

He holds a Bachelor of Arts in Business/Marketing from Seattle Pacific University.

About Synchronoss Technologies, Inc.

Synchronoss (NASDAQ: SNCR) transforms the way companies create new revenue, reduce costs and delight their subscribers with cloud, messaging and digital transformation products. Synchronoss today supports hundreds of millions of subscribers across the globe. Synchronoss’ secure, scalable and groundbreaking new technologies, trusted partnerships and incredible talent change the way TMT customers drive and grow their business. For more information, visit us at www.synchronoss.com.

Contacts

Investor:

Synchronoss Technologies, Inc.

Investor Relations

+1 800-575-7606

investor@synchronoss.com

or

Joele Frank, Wilkinson Brimmer Katcher

Amy Feng / Scott Bisang / Greg Klassen

+1 212-355-4449

Media:

North America

Justin Ordman, +1 978-407-4981

synchronoss@rlyl.com

International
Alex Sowden, +44 78 80 35 95 29

synchronoss@ccgrouppr.com